UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
PROXY Governance Recommends Target Shareholders to
Vote on the GOLD Proxy Card
– Comments on Proxy Advisory Firm Reports –
          NEW YORK, May 14 – Pershing Square Capital Management, L.P. announced today that PROXY Governance, Inc., a leading independent proxy voting advisory firm, has recommended that shareholders of Target Corporation (NYSE: TGT) vote on Pershing Square’s GOLD proxy card to reject Target’s proposal to fix the board size at 12 and to elect two of the Nominees for Shareholder Choice – Michael Ashner and Jim Donald – to the board of directors of Target at its 2009 Annual Meeting of Shareholders, which is scheduled for May 28, 2009.
          In recommending use of the GOLD proxy card, PROXY Governance noted the following:
•	Relevant Expertise: “Particularly in their arguments that thin director experience in areas of increasing strategic importance has led to suboptimal strategic outcomes, the dissidents make compelling points.”

•	Credit Cards: “[T]he enduring strategic question, though, is not whether to sell or keep the [credit card] business but how to mitigate the substantial risk and capital intensity of a non-core business. To the extent the dissidents, rather than the board, were driving that question in 2007 and 2008, the dissident argument that director experience could be better aligned with strategic challenges seems credible.”

•	Real Estate and Food Retailing: “The real strength in the dissident campaign, however, lies in the nominees, whose professional experience is directly relevant to certain strategic challenges the company faces (particularly outside its core retailing operations) yet which seem to be under-represented in the board as currently composed.”
          In recommending Michael Ashner and Jim Donald, PROXY Governance noted the following:
•	Real Estate: “Because the company’s sizeable holdings will continue to make real estate a significant strategic issue – even as the company has presented compelling reasons to question the TIP REIT proposal – we believe Ashner, who has extensive professional experience in commercial real estate, would add meaningfully to the current board’s composition.”

•	Food Retailing: “[W]e believe the board’s ability to respond to the core strategic challenges of retailing, especially groceries, would be materially improved by the addition of the long-term grocery executive, Donald, who established Wal-Mart’s grocery business and superstore presence.”

•	Relevant Expertise: “We believe that J. Donald, with retail grocery experience, and M. Ashner, with commercial real estate experience, would add meaningfully to the board’s ability to assess and meet emerging strategic challenges in these two aspects of the company’s operations.”
          PROXY Governance also commended Pershing Square for supporting and pressing the use of a universal proxy card, which would “allow shareholders the ability to select the specific individuals it would like to see on the board from both the management and dissident slates.” The Nominees for Shareholder Choice have requested the consent from Target and its incumbent nominees to name all of the nominees in the election contest on a single proxy card. Target has never responded to this request.
          “We are extremely pleased that PROXY Governance has recommended Target shareholders to vote on the GOLD proxy card and to vote for the election of two of our nominees,” said Bill Ackman of Pershing Square. “The recommendation by PROXY Governance is consistent with our view that Target shareholders would be better served by directors with senior operating experience that is directly relevant to Target’s core business lines and assets. We are also pleased that PROXY Governance recognized the value of the universal proxy card suggested by Professor Gilson, which would allow the board election to be transparent and more democratic.”
          Pershing Square also commented on the recommendation by a second independent proxy advisory firm, Egan-Jones. “We commend Egan-Jones’ recommendation that shareholders withhold votes from two of Target’s nominees, Richard M. Kovacevich and George W. Tamke, because of independence concerns. This opens the door to the addition of the Nominees for Shareholder Choice,” said Mr. Ackman.
          Egan-Jones’s report highlights the fact that despite their relationships with Target, both Mr. Kovacevich and Mr. Tamke are members of the company’s Audit and Nominating Committees. “We believe that key Board committees should be comprised solely of independent outside directors for sound governance practice,” said Egan-Jones.
          “The recommendations by these two proxy advisory firms underscore our view that Target’s board is in urgent need of fresh perspectives,” added Mr. Ackman. “Given the continuing uncertainty in the economic environment and the incumbent board’s apparent unwillingness to explore value-creating opportunities, it is imperative that shareholders follow PROXY Governance’s recommendation and vote on the GOLD proxy card.”
Vote Now – Vote Today
The date of Target’s Annual Meeting is fast approaching. We urge Target shareholders to sign, date and return the GOLD proxy card as soon as possible and vote FOR the Nominees for Shareholder Choice. For more information on how to vote, as well as other proxy materials, please visit www.TGTtownhall.com.
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About Pershing Square Capital Management, L.P.
Pershing Square Capital Management, L.P., based in New York City, is a SEC registered investment advisor to private investment funds. Pershing Square manages funds that are in the business of trading – buying and selling – securities and other financial instruments. Funds managed by Pershing Square have long positions in stock, options and other financial instruments tied to the performance of Target Corporation’s stock. Pershing Square has and in the future may increase, decrease, dispose of, or change the form of its investment in Target Corporation for any or no reason.
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.
SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this letter.
Contact:
Pershing Square Capital Management, L.P.
William A. Ackman, 212-813-3700